Exhibit (k)(5)

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AGREEMENT, (hereinafter “Agreement”) dated as of                                  among Broadstone Real Estate Access Fund, Inc. (“Customer”), BNP Paribas Prime Brokerage, Inc. (“Counterparty”) and UMB Bank, n.a. as Custodian hereunder (“Custodian”).

WHEREAS, Customer and Counterparty have entered into a U.S. PB Agreement and attachments thereto of even date (as amended from time to time, the “U.S. PB Agreement”), and Counterparty has agreed to provide secured financing to Customer pursuant to the terms and conditions of the U.S. PB Agreement (which, for the avoidance of doubt, is not a committed facility); and

WHEREAS, Customer will provide pledged collateral to Counterparty and has opened an account with Counterparty (the “Account”) and for those purposes has entered into an account agreement with Counterparty as part of the U.S. PB Agreement dated as of the date hereof (as amended from time to time the “Account Agreement”); and

WHEREAS, Counterparty and Customer are required to comply with applicable laws and regulations pertaining to extensions of credit, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Counterparty’s internal policies; and

WHEREAS, to facilitate extensions of credit from the Counterparty, Customer and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of the Customer pursuant to a custody agreement dated as of                          (the “Custody Agreement”) is prepared to act as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, it is agreed as follows:

(1) As used herein, capitalized terms have the following meanings unless otherwise defined herein and any capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the U.S. PB Agreement:

“Adequate Performance Assurance” shall mean such Collateral held in the Special Custody Account as is adequate under the Margin Rules and as set forth in the Account Agreement.

“Advice from Counterparty” means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered by Counterparty to Customer or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile- sending device; or (iii) any other method agreed between the parties.

“Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or Custodian is closed.

“Collateral” means, all right, title and interest of Customer in and to (i) the Special Custody Account, (ii) any cash, securities, commodity contracts, general intangibles and other property which may from time to time be deposited, credited, held or carried in any Special Custody Account, (iii) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing; and (iv) all proceeds of any of the foregoing, in each case whether now existing or owned by Customer or hereafter arising or acquired.

“Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

“Instructions from Customer” means a request, direction or certification in writing signed in the name of the Customer by a person authorized by Customer and delivered to Custodian or transmitted to it by a facsimile-sending device.

(2) (a) Custodian, in its capacity as a Securities Intermediary as defined in Article 8 of the Uniform Commercial Code in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate Collateral on its books and records into the special custody account, which shall be identified as and entitled “BNP Paribas Prime Brokerage, Inc., Pledgee of Broadstone Real Estate Access Fund” (the “Special Custody Account”) and shall be separate and distinct from the custody account established by Custodian solely for the benefit of Customer pursuant to the Custody Agreement (“Custody Account”), and Custodian shall hold therein for Counterparty as pledgee upon the terms of this Agreement all Collateral delivered to Custodian for credit to the Special Custody Account and all monies or other property paid or distributed with respect thereto. Custodian hereby agrees that any Collateral except U.S. cash held in the Special Custody Account shall be treated as a financial asset for purposes of Article 8 of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such collateral that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. Customer agrees to instruct Custodian in Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Counterparty as Collateral in the Special Custody Account.

(b) Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Customer which may be held by Custodian, subject to the interest therein of Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Interest, dividends or proceeds attributable to Collateral shall be credited to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

(c) Customer, Counterparty and Custodian agree that (i) Collateral will be held for Counterparty in the Special Custody Account by Custodian as agent of Counterparty, (ii) that Custodian will make such deliveries and permit such withdrawals of all or any Collateral as Counterparty shall direct in an Advice from Counterparty, (iii) that Custodian shall comply with all entitlement orders originated by Counterparty, (iv) that, in its capacity as a bank, Custodian shall comply with instructions originated by Counterparty directing the disposition of cash in the Special Custody Account, (v) that in no event shall any consent of Customer be required for the taking of any such action by Custodian and (vi) that in no event shall Custodian permit any withdrawal or release of Collateral otherwise than pursuant to an Advice from Counterparty.

(d) Customer hereby grants a continuing security interest to Counterparty: (i) in Collateral and any proceeds thereof; (ii) all other property in the Account and the Special Custody Account; and (iii) in its accounts (including the Account) with Counterparty and the Special Custody Account, to secure Customer’s obligations to Counterparty hereunder and under the Account Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3) Custodian will confirm in writing to Counterparty and Customer, which may be done by providing Counterparty and Customer access to the Special Custody Account through secure internet or web-based functionality, any pledges, releases or substitutions of Collateral on the same Business Day that it has processed a pledge, release or substitution of Collateral in accordance with the terms of this Agreement. Additionally, Custodian will supply Counterparty and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise Counterparty or Customer upon request, at any time, of the holdings and cash balances in the Special Custody Account. To the extent Counterparty requests Custodian to provide reports in a manner other than the method described above, Custodian agrees to undertake reasonable efforts to provide such reports in the manner requested by Counterparty.

(4) Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Counterparty. Counterparty agrees, upon request of Customer, to provide such an Advice from Counterparty with respect to Collateral selected by Customer: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Counterparty including the Account and settlement in full of all transactions therein and any amounts owed, or other obligations, to Counterparty with respect thereto. It is understood that Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5) Customer represents and warrants to Counterparty that securities pledged to Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Counterparty contemplated hereby.

(6) Collateral shall at all times remain the property of the Customer subject only to the extent of the interest and rights therein of Counterparty as the pledgee and secured party thereof. Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral. Custodian shall notify the Counterparty and Customer as soon as practicable under the facts and circumstance if any notice of levy, lien, court order or other process purporting to affect the Collateral. If there shall arise for any reason an overdraft in the Special Custody Account, whether in connection with an advance by Custodian to settle a transaction involving the Special Custody Account or reversing any provisional credit to the Special Custody Account, or if such overdraft shall otherwise arise, such overdraft or indebtedness shall be deemed an overdraft or indebtedness within the meaning of the Custody Agreement and Custodian shall have all the rights and remedies available to it thereunder, solely as related to the assets held in the Custody Account, and for the avoidance of doubt not the Collateral in the Special Custody Account.

(7) Upon the occurrence of an Event of Default (as defined in the Account Agreement) (a “Customer Default”) if Counterparty wishes to declare such default, Counterparty shall notify the Customer in an Advice from Counterparty of such Customer Default. After transmittal by Counterparty of such Advice from Counterparty, Counterparty may thereupon take Default Action or any other action permitted pursuant to the Account Agreement, including, without limitation, the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Account and the Special Custody Account, the buy-in of any securities of which the Account may be short, and the sale of any or all property or securities in the Account and the Special Custody Account (in which event such Collateral shall be delivered to Counterparty as directed in an Advice from Counterparty). Customer shall be liable to Counterparty for any deficiency which may exist after the exercise by Counterparty of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian. Counterparty shall notify Customer of any deficiency remaining thereafter in an Advice from Counterparty. Any such sale of Collateral held in the Special Custody Account shall be made only after such Collateral has been withdrawn from the Special Custody Account by Counterparty.

(8) Counterparty hereby covenants, for the benefit of Customer, that Counterparty will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 7 until after the occurrence of the events described in paragraph 7. The foregoing covenant is for the benefit of Customer only and shall in no way be deemed to constitute a limitation on Counterparty’s right at any time to instruct Custodian pursuant to an Advice of Counterparty and Custodian’s right and obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Counterparty and Customer.

(9) It is understood that all determinations and directions for obtaining extensions of credit for the account of the Customer pursuant to the terms of this Agreement shall be made by Customer. The Customer is not relying upon Counterparty to make recommendations with respect thereto.

(10) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral. Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorney’s fees (“Losses”) incurred by or asserted against Customer or Counterparty, except those Losses arising out of its negligence or willful misconduct of or by Custodian. Custodian shall have no liability whatsoever for the action or inaction of any Depository; provided that, to the extent that there is some Loss of Counterparty that results from some action or inaction of any Depository and Custodian is reimbursed for such Loss by the relevant Depository or any other party, Custodian agrees to compensate Counterparty for such Loss to the extent of the relevant reimbursement. In no event shall Custodian or Counterparty be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement.

Customer agrees to indemnify and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian; provided that Custodian shall not be indemnified for those Losses arising out of Custodian’s own negligence or willful misconduct. This indemnity shall be a continuing obligation of Customer and its respective successors and assigns, notwithstanding the termination of this Agreement.

Counterparty agrees to indemnify Custodian from and against any and all Losses sustained or incurred by or asserted against Custodian arising out of Custodian’s performance hereunder pursuant to an Advice from Counterparty which it believes in good faith to be genuine and authorized; provided that Custodian shall not be indemnified for those Losses arising out of Custodian’s own negligence, willful misconduct or breach of this Agreement. This indemnity shall be a continuing obligation of Counterparty and its respective successors and assigns, notwithstanding the termination of this Agreement.

Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by Customer, Counterparty or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral, or Collateral which otherwise is not freely transferrable or deliverable without encumbrance in any relevant market.

Neither Counterparty nor Custodian shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents (any such event, a “Force Majeure Event”); provided that Custodian or Counterparty, as applicable, shall use commercially reasonable efforts to resume normal performance as soon as is practicable under the circumstances; provided further that, should any Force Majeure Event occur with respect to Custodian and such event (a) prevents or would prevent Custodian from releasing the Collateral to Counterparty upon an Advice from Counterparty directing such release or (b) would inhibit Counterparty’s ability to monitor the amount of Collateral in the Special Custody Account (each of (a) and (b), a “Custodian Failure Event”), then during the period from the day on which the Force Majeure Event begins (the “Force Majeure Event Day”) up to the day on which the relevant Custodian Failure Event is no longer occurring, for purposes of determining whether Customer has met its obligation to provide and maintain Adequate Performance Assurance under this Agreement or to meet the collateral requirements under the U.S. PB Agreement, Counterparty shall take account only of the Collateral that was in the Special Custody Account on the Business Day immediately prior to the Force Majeure Event Day.

Customer and Counterparty hereby agree that, notwithstanding references to any agreements in this Agreement, including, without limitation, the Account Agreement, Custodian has no interest in, and no duty, responsibility or obligation with respect to, such agreement or transaction or the Account (including without limitation, no duty, responsibility or obligation to monitor compliance with any of the same or to know the terms thereof.

Custodian shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement.

(11) All charges for Custodian’s services under this Agreement shall be paid by Customer.

(12) Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Counterparty hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Counterparty’s own gross negligence, recklessness, willful misconduct or bad faith.

(13) No amendment of this Agreement shall be effective unless in writing and signed by a general partner of Counterparty and by an authorized officer of each of Customer and Custodian.

(14) Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	UMB Bank, n.a.
928 Grand Boulevard, 5th Floor
Kansas City, MO 64106
Attn:
Phone:
Fax:
Email:

(b)	if to Customer, to:	Broadstone Real Estate Access Fund, Inc.

Phone:
Fax:
Attn:

(c)	if to Counterparty, to:	BNP Paribas Prime Brokerage, Inc.
787 Seventh Avenue
New York, NY 10019
Attention: Alex Bergelson
Fax No.: 201-850-4601
Phone No.: 212-471-6533

	With a copy to:	BNP Paribas
525 Washington Blvd
Jersey City, New Jersey 07310
Attention: David Koppel
Fax No.: 201-850-4618
Phone No.: 201-850-5391

(15) Any of the parties hereto may terminate this Agreement by notice (“Termination Notice”) in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Counterparty at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules. For the avoidance of doubt, upon any such termination, any Collateral pledged to Counterparty at the time of such termination notice shall be held by Custodian pursuant to the terms of this Agreement until the release of the pledge pursuant to the terms of the Account Agreement, this Agreement and any applicable Margin Rules.

(16) Nothing in this Agreement prohibits Counterparty, Customer or Custodian from entering into similar agreements with others in order to facilitate options transactions.

(17) Each of Customer, Custodian and Counterparty agrees that any litigation between any of them hereunder must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding (“Proceedings”) in such courts. Nothing in this Agreement precludes any party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION RELATING TO THIS AGREEMENT IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT. Customer hereby consents to process being served by Counterparty on Customer in any suit, action or proceeding referred to above by the mailing of a copy thereof by registered or certified mail, postage pre-paid to Customer at the address set forth above. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

(18) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(19) All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflict of law rules and the “securities intermediary’s jurisdiction” within the meaning of the UCC for purposes of this Agreement is the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21) Notwithstanding any other provision herein, (i) Counterparty may request release of Collateral from Custodian through an Advice from Counterparty for purposes of rehypothecation under the Account Agreement and Custodian agrees to release such Collateral to Counterparty upon receipt of such Advice from Counterparty, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with permissible purposes under the Account Agreement or any other agreement between Customer and Counterparty and (ii) any cash or securities delivered by Counterparty to the Special Custody Account shall be considered pledged to Counterparty as Collateral in the Special Custody Account.

(22) Counterparty may, upon notice to the Customer and Custodian, assign its rights or any interest under this agreement to any affiliate of Counterparty.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

BROADSTONE REAL ESTATE ACCESS FUND, INC.

By:

Title:

BNP PARIBAS PRIME BROKERAGE, INC.

By:

Title:

By:

Title:

UMB BANK, n.a.

By:

Title:

APPENDIX A

TO

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AUTHORIZED PERSONS FOR BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

The undersigned hereby represents and warrants to the Customer and Custodian that each person specifically identified below has actual authority to act, and as such, is authorized and empowered for and on behalf of Counterparty to deliver Advices from Counterparty.

Daily Collateral Movements (e.g., approving releases)

Name	Telephone/Fax	Signature

1. Dave Koppel	Tel: 201-850-5391
Fax. 201-850-4618

2. Vincent Gazzillo	Tel: 201-850-4163
Fax: 201-850-6594

3. Denise Emilio	Tel: 201-850-6347
Fax: 201-850-6594

4. Jeff Hoffmann	Tel: 201-850-5376
Fax: 201-850-6594

5. Thomas Anderson	Tel: 201-850-4161
Fax: 201-850-6594

6. Cindy Yeung	Tel: 201-850-5480
Fax: 201-850-6594

Authorized by:                                              , as duly authorized officer of Counterparty

Name:

Title:

Date: